Exhibit 99.1
Acacia Research Reports Fourth Quarter and Full-Year 2021 Financial Results and Preliminary First Quarter 2022 Results; Announces $40 Million Expansion of Stock Repurchase Program
Generated $149.2 Million of Net Income, or $1.91 Per Diluted Share for the Full-Year 2021, Reflecting Significant Realized Gains from the Life Science Portfolio and Contributions from the Intellectual Property Business and Printronix Acquisition

New York, NY, March 31, 2022 - Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today reported financial results for the three months and full year ended December 31, 2021. The reported results reflects the contribution of Printronix Holding Corp. (“Printronix”), which was acquired on October 7, 2021. Acacia also reported preliminary results for the first quarter ending March 31, 2022.
Key Business Highlights
•Completed the acquisition of Printronix, a leading manufacturer and distributor of industrial impact printers and related consumables and services. The Printronix business services a diverse group of customers that operate across healthcare, food and beverage, manufacturing and logistics, and other sectors. Acacia paid $33 million in cash for the business, representing approximately 3.6x Adjusted EBITDA generated by Printronix in its prior fiscal year.
•Generated $76.0 million in Intellectual Property revenue (and $41.2 million in operating income) for the full year, up from $29.8 million in revenue and breakeven operating income in 2020.
•Recorded $116.1 million in realized gains for the full year, including $115.0 million from the Life Sciences Portfolio.
•The Company has utilized approximately 40% of its NOLs through the generation of positive net income leaving approximately $172.0 million in net operating loss carryforwards (“NOLs”) at year end.
•Approved a new stock repurchase program for up to $40.0 million of shares of common stock.
Fourth Quarter and Full Year 2021 Financial Highlights
(In millions, except per share data)

	Three Months Ended December 31,		Full Year Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2021	2020

Industrial Revenues	$12.0	$—	$12.0	—
Intellectual property Revenues	$51.3	$4.4	$76.0	$29.8
Total Revenues	$63.3	$4.4	$88.0	$29.8
Operating Income (Loss)	$31.3	$(6.4)	$14.5	$(19.5)
Realized Gains	$63.0	$11.6	$116.1	$7.4
Unrealized Gains (Losses) [1]	$(28.0)	$76.7	$87.5	$176.2
Non-cash Derivative Liability Gain (Loss) [2]	$163.5	$(11.6)	$(40.4)	$(58.2)
GAAP Net Income	$204.7	$78.4	$149.2	$109.2
GAAP Diluted Earnings Per Share	$0.45	$1.30	$1.91	$1.48

[1] Unrealized gains and losses are related to the change in fair value of Acacia’s equity securities as of the end of the reported period.
[2] The non-cash derivative liability gain (loss) is related to the change in fair value of Acacia’s Series A and B warrants and embedded derivatives.

Clifford Press, Chief Executive Officer, stated, “Today, Acacia has a differentiated strategy that we are now well equipped to execute. We have created a well-defined process for identifying, evaluating, and completing acquisitions, with a robust team of experienced professionals led by MJ McNulty, our new Chief Operating Officer and Head of M&A, and Wes Golby, recently promoted to Chief Investment Officer. We have a dynamic strategic partnership with Starboard Value LP, to identify and pursue opportunities for value realization.”
Mr. Press continued, “During the fourth quarter, we acquired an operating company, initiated the process to acquire additional companies, increased profitability of our intellectual property business and realized further gains from our life science portfolio. Acacia has access to approximately $1 billion in capital available to a team experienced in complex, multi-factor transactions, unconstrained by a narrow mandate or predefined investment timelines. We use a wide range of transactional and operational capabilities to marshal the intrinsic value in the companies that we acquire, within our target verticals of mature technologies, industrial, healthcare, and consumer businesses. We are encouraged that our process continues to identify opportunities to create meaningful transactional value.”
Mr. Press concluded, “Our Board of Directors approved an additional $40 million in stock repurchases, following the completion of our prior $15 million buyback program in February. We will continue to evaluate opportunities to make acquisitions, and to the extent the market affords us the opportunity, to acquire additional shares when the trading price and market conditions warrant.”
Fourth Quarter 2021 Financial Summary:
•Total revenues were $63.3 million, compared to $4.4 million in the same quarter last year.
◦Printronix contributed $12.0 million in revenue in the quarter subsequent to the completion of the acquisition closed on October 7, 2021
◦The Intellectual Property business generated $51.3 million in licensing and other revenue during the quarter, compared to $4.4 million in the same quarter last year.
•General and administrative expenses were $12.7 million, compared to $6.4 million in the same quarter of last year due to the inclusion of Printronix operating expenses, as well as increased business development and personnel expenses related to the Company’s acquisition organization. Deal costs are expensed as incurred, and not capitalized.
•Operating income was $31.3 million, compared to a loss of $6.4 million in the same quarter of last year, primarily as a result of the increase in revenue generated from the Intellectual Property business.
◦Printronix contributed $2.5 million in operating income, when excluding approximately $2.5 million of one-time non-cash purchase accounting adjustments.
•GAAP Net Income was $204.7 million, or $0.45 per diluted share, compared to net income of $78.4 million, or $1.30 per diluted share, in the fourth quarter of last year.
◦Net income included $63.0 million in realized gains primarily related to the Life Science Portfolio, partially offset by $28.0 million in unrealized losses, primarily related to the reversal of unrealized gains previously recorded for shares sold or gains realized.
◦The Company recognized non-cash income of $163.5 million related to the decline in the fair value of the Starboard Warrants and embedded derivative liabilities due to the decline in Acacia’s stock price during the quarter.
Full-Year 2021 Financial Summary:
•Total revenues were $88.0 million, compared to $29.8 million last year
◦Printronix contributed $12.0 million in revenue for the year (subsequent to the completion of the acquisition on October 7, 2021)
◦The Intellectual Property segment generated $76.0 million in revenue, compared to $29.8 million last year primarily related to licensing activity of a recently acquired patent portfolio.
•General and administrative expenses were $35.7 million, compared to $24.5 million last year due to the inclusion of Printronix operating expenses, as well as increased business development and personnel expenses related to the development of the Company’s acquisition organization in furtherance of its strategic objectives. Deal costs are expensed as incurred, and not capitalized.
•Operating income was $14.5 million, compared to a loss of ($19.5) million last year, primarily as a result of the increase in revenue generated by the Intellectual Property business.
•GAAP Net Income was $149.2 million, or $1.91 per diluted share, compared to net income of $109.2 million, or $1.48 per diluted share, last year.
◦Net income included $116.1 million in realized gains primarily related to the Life Science Portfolio, and $87.5 million in unrealized gains.

◦The Company recognized a non-cash expense of $40.4 million related to the increase in the fair value or the Starboard Warrants and embedded derivatives due to the increase in Acacia’s stock price during the year.
Balance Sheet and Capital Structure
•Cash, cash equivalents and equity investments measured at fair value totaled $670.7 million at December 31, 2021, compared to $274.6 million at December 31, 2020.
•Equity securities without readily determinable fair value totaled $5.8 million at December 31, 2021; compared to $143.3 million at December 31, 2020, as two privately held companies completed Initial Public Offerings in 2021.
•Investment securities representing equity method investments totaled $30.9 million (before $11.0 million in noncontrolling interests), compared to $30.7 million (before $11.0 million in noncontrolling interests) at December 31, 2020.
•Total indebtedness, which represents the Senior Secured Notes issued to Starboard Value LP, was $181.2 million at December 31, 2021.
•The Company’s current book value totaled $430.5 million, or $8.80 per share, as of December 31, 2021, compared to $288.3 million, or $5.94 per share, at December 31, 2020. Acacia’s current book value reflects the impact of the increase in the Company’s share price on its outstanding warrant and the embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $1.1 billion, or $6.51 per share, up from $877.8 million, or $5.38 per share, as of December 31, 2020.

Acacia has generated $325 million in proceeds from sales of the Life Science Portfolio as of December 31, 2021, which was purchased for $292 million. The remaining positions in the portfolio were $343.1 million in book value as shown below:
Public Securities
Based on Market Value (at December 31, 2021)

Company	Ticker	Number of Shares	Value

Oxford Nanopore Technologies plc [1]	LSE: ONT	27.1 mm	$248.1 mm
Arix Bioscience plc	LSE: ARIX	25.8 mm	$42.7 mm
Immunocore Holdings plc	IMCR	0.68 mm	$23.3 mm
Induction Healthcare Group plc	AIM: INHC	4.2 mm	$3.2 mm

Total Public Holdings			$317.4 mm
Private Securities
Carried at Cost (at December 31, 2021)

Company	Ownership Percentage	Value

Viamet Pharmaceuticals	26%
AMO Pharma	24%	$25.7 mm
NovaBiotics	4%

Total Private Holdings		$25.7 mm
(1) Sold 8.0 mm shares in the fourth quarter of 2021 for approximately $69 million of gross proceeds.

Pro Forma Book Value and Changes to Derivative Valuations
As of December 31, 2021, book value was $430.5 million and there were 48.9 million weighted-average shares of common stock outstanding in the fourth quarter of 2021, for a book value per share of $8.80, up from $5.94 at December 31, 2020. The increase since December 31, 2020 is due to the increase in our assets, primarily cash and marketable securities. Total liabilities for warrants and preferred stock was $105.9 million at December 31, 2021. All of these derivative liabilities would be eliminated upon exercise or expiration of all such warrants and preferred stock.
Under GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the Company’s warrants and convertible preferred stock. As the value of those liabilities varies with fluctuations in the Company’s stock price, we believe a presentation of book value assuming full exercise of all warrants and preferred presents a useful measure of book value for investors. However, this calculation has its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of book value calculated in accordance with GAAP.
Book value at December 31, 2021 reflects the impact of the following:
•$180 million of face value of Notes issued to Starboard Value LP, $115 million of which may be used to exercise Series B warrants at $3.65 per share;
•$35 million in face value of Series A preferred stock issued to Starboard Value LP; and
•$105.9 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value LP, to be eliminated upon exercise or expiration of all such warrants and preferred stock.
Assuming Starboard Value LP converted all preferred stock and exercised all warrants:
•$115 million of liabilities attributable to the Notes would be eliminated, and 31.5 million shares of common stock would be issued;
•$35 million in face value of preferred stock would be eliminated, and 9.6 million shares of common stock would be issued;
•$105.9 million embedded derivative liabilities attributed to the warrants would be eliminated; and
•$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares of common stock would be issued.
The expected impact of this would be an incremental $633.7 million in book value, and an incremental 114.6 million shares outstanding. Assuming such conversion and exercise, pro forma book value would be $1,064 million, and diluted shares outstanding would be 163.5 million, for book value per share of $6.51, as compared to $6.29 at September, 30, 2021, and $5.38 at December 31, 2020.
Preliminary First Quarter 2022 Results:
•Total revenues of $13.0 to $14.0 million, reflecting the inclusion of Printronix.
•General and administrative expense of $12.5 to $13.5 million, reflecting development of the Company’s acquisition organization.
•Operating loss of $8.2 to $9.2 million, reflecting increased general and administrative expenses.
•Total cash and marketable securities of $538.7 million based on today’s values.
•Total indebtedness of $168.4 million, reflecting Notes issued to Starboard Value LP.
The preliminary results for the first quarter ending March 31, 2022 are not yet complete and are based on information available to our management team as of the date hereof. These results are preliminary, unaudited, and subject to change as we complete our financial statements as of and for the quarter ending March 31, 2022. These preliminary estimates are not guarantees of actual performance, and are not guarantees of, or indicative of, future performance. Given the timing of these preliminary results, we have not completed our customary financial closing and review procedures. We may identify other items that require material adjustments to these preliminary results as we finalize our financial statement close procedures for the quarter. Accordingly, these preliminary results should not be viewed as a substitute for full financial statements for the quarter ending March 31, 2022 prepared in accordance with accounting principles generally accepted in the United States (GAAP). Final results for the quarter could differ from these preliminary results. These preliminary results are subject to final review by our audit committee and review by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Please see the information under the heading “Safe Harbor Statement” for a discussion of certain risks and uncertainties that may impact the preliminary results for the quarter ending March 31, 2022.

Share Repurchase Program
Effective March 31, 2022, the Company’s Board of Directors approved a new stock repurchase program for up to $40.0 million of shares of common stock. The repurchase authorization has no time limit and does not require the repurchase of a minimum number of shares. The common stock may be repurchased on the open market, in block trades, or in privately negotiated transactions, including under plans complying with the provisions of Rule 10b5-1 and Rule 10b-18 of the Exchange Act. The timing and actual number of shares of common stock to be repurchased will depend upon market conditions, eligibility to trade, and other factors.

Investor Conference Call:
The Company will host a conference call today, March 31, 2022 at 11 a.m. ET (8 a.m. PT).
To access the live call, please dial 888-506-0062 (U.S. and Canada) or 973-528-0011 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://www.acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.
About the Company
Acacia is a permanent capital platform with a strategy to purchase businesses based on the differentials between public and private market valuations. Acacia leverages its (i) access to flexible capital that can be deployed opportunistically as a result of its strategic partnership with Starboard Value LP, (ii) disciplined focus on identifying opportunities where it can be an advantaged buyer, initiate a transaction opportunity spontaneously, avoid a traditional sale process and complete the purchase of a business, division or other asset at an attractive price, (iii) willingness to invest across industries and in off-the-run, often misunderstood assets that suffer from a complexity or multi-factor discount, (iv) relationships and partnership abilities across functions and sectors, and (v) strong expertise in corporate governance and operational transformation. Acacia seeks to identify opportunities where it believes it is an advantaged buyer, where it can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to Acacia’s unique capabilities, relationships or expertise, or Acacia believes the target would be worth more to it than to other buyers. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the Company’s ability to successfully implement its strategic plan, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of the Company’s investments. The Company’s Annual Report on Form 10-K, and other SEC filings discuss some of the important risks and uncertainties that may affect the Company’s business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
The results achieved by the Company in prior periods are not necessarily indicative of the results to be achieved by us in any subsequent periods. It is currently anticipated that the Company’s financial results will vary, and may vary significantly, from quarter to quarter.

Investor Contact:
FNK IR
Rob Fink, 646-809-4048
rob@fnkir.com

Media Contact:
Longacre Square Partners
Greg Marose, 646-386-0091
gmarose@longacresquare.com

ACACIA RESEARCH CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$308,943	$165,546
Equity securities at fair value	361,778	109,103
Equity securities without readily determinable fair value	5,816	143,257
Investment securities - equity method investments	30,934	30,673
Investment at fair value	—	2,752
Accounts receivable, net	9,517	506
Inventories	8,930	—
Prepaid expenses and other current assets	4,764	5,832
Total current assets	730,682	457,669

Long-term restricted cash	418	35,000
Property, plant and equipment, net	4,183	270
Goodwill	7,470	—
Patents, net	—	—
Other intangible assets, net	48,793	16,912
Leased right-of-use assets	2,027	951
Deferred income tax assets, net	—	—
Other non-current assets	5,283	505
Total assets	$798,856	$511,307

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,440	$1,019
Accrued expenses and other current liabilities	5,789	3,707
Accrued compensation	4,136	2,265
Royalties and contingent legal fees payable	2,463	2,162
Accrued patent investment costs	—	—
Deferred revenue	1,114	—
Senior Secured Notes Payable	181,248	115,663
Total current liabilities	200,190	124,816

Deferred revenue, net of current portion	581	—
Series A warrant liabilities	11,291	6,640
Series A embedded derivative liabilities	18,448	26,728
Series B warrant liabilities	96,378	52,341
Long-term lease liabilities	2,027	951
Deferred income tax liabilities, net	18,552	—
Other long-term liabilities	6,161	591
Total liabilities	353,628	212,067

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of December 31, 2021 and 2020; aggregate liquidation preference of $35,000 as of December 31, 2021 and 2020	14,753	10,924

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 48,807,748 and 49,279,453 shares issued and outstanding as of December 31, 2021 and 2020, respectively	49	49
Treasury stock, at cost, 5,388,469 and 4,604,365 shares as of December 31, 2021 and 2020, respectively	(47,281)	(43,270)
Additional paid-in capital	648,389	651,416
Accumulated deficit	(181,724)	(330,921)
Total Acacia Research Corporation stockholders' equity	419,433	277,274

Noncontrolling interests	11,042	11,042

Total stockholders' equity	430,475	288,316

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$798,856	$511,307

ACACIA RESEARCH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2021	2020

Revenues:
Intellectual property operations	$51,258	$4,383	$76,043	$29,782
Industrial operations	12,004	—	12,004	—
Total revenues	63,262	4,383	88,047	29,782

Costs and expenses:
Cost of revenues - intellectual property operations	10,166	4,415	28,691	24,824
Cost of sales - industrial operations	7,407	—	7,407	—
Engineering and development expenses - industrial operations	200	—	200	—
Sales and marketing expenses - industrial operations	1,538	—	1,538	—
General and administrative expenses	12,652	6,387	35,666	24,476
Total costs and expenses	31,963	10,802	73,502	49,300
Operating income (loss)	31,299	(6,419)	14,545	(19,518)

Other income (expense):
Equity securities investments:
Change in fair value of equity securities	(27,982)	76,724	87,527	176,173
Gain on sale of equity securities	63,005	11,624	116,129	7,352
Earnings on equity investment in joint venture	793	—	3,530	—
Net realized and unrealized gain	35,816	88,348	207,186	183,525
Gain on sale of prepaid investment and derivative	—	—	—	2,845
Change in fair value of investment	—	1,770	(2,752)	5,474
Gain on sale of investment	—	10,949	3,591	8,187
Change in fair value of the Series A and B warrants and embedded derivatives	163,458	(11,626)	(40,408)	(58,238)
Loss on foreign currency exchange	104	33	(89)	(4,905)
Interest expense on Senior Secured Notes	(2,321)	(4,591)	(7,922)	(10,136)
Interest income and other	366	27	501	838
Total other income	197,423	84,910	160,107	127,590

Income before income taxes	228,722	78,491	174,652	108,072

Income tax (expense) benefit	(23,756)	(98)	(24,287)	1,159

Net income including noncontrolling interests in subsidiaries	204,966	78,393	150,365	109,231

Net income attributable to noncontrolling interests in subsidiaries	(262)	—	(1,168)	—

Net income attributable to Acacia Research Corporation	$204,704	$78,393	$149,197	$109,231

Income per share:
Net income attributable to common stockholders - Basic	$167,832	$63,660	$118,804	$86,846
Weighted average number of shares outstanding - Basic	48,909,769	48,508,903	48,797,290	48,840,829
Basic net income per common share	$3.43	$1.31	$2.43	$1.78
Net income attributable to common stockholders - Diluted	$42,419	$63,829	$188,224	$84,894
Weighted average number of shares outstanding - Diluted	93,975,760	49,244,141	98,470,870	57,435,128
Diluted net income per common share	$0.45	$1.30	$1.91	$1.48